The Registrant requests that the Registration Statement become effective immediately upon filing pursuant to Securities Act Rule 462.
As filed with the Securities and Exchange Commission on September 22, 2000.
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ADAC LABORATORIES
(Exact Name of Registrant as Specified in its Charter)

California	94-1725806
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

540 Alder Drive
Milpitas, California   95035
(408) 321-9100
(Address, Including Zip Code, and Telephone Number, Including Area Code
of Registrar's Principal Executive Offices)

1999 LONG-TERM INCENTIVE PLAN
(Full Title of the Plan)

JUDY J. ROWE
VICE PRESIDENT OF HUMAN RESOURCES
AND ADMINISTRATION AND ASSISTANT CORPORATE SECRETARY
ADAC LABORATORIES
540 ALDER DRIVE
MILPITAS, CALIFORNIA 95035
(408) 321-9100
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

PAGE MAILLIARD, ESQ.
WILSON, SONSINI, GOODRICH & ROSATI, P.C.
PROFESSIONAL CORPORATION
650 PAGE MILL ROAD
PALO ALTO, CALIFORNIA 94304

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, no par value	990,000	$12.62	$12,491,667.18	$3,297.80

1) Pursuant to Rule 429 of the Securities Act of 1933, as amended, (the "Securities Act"), the Prospectus delivered to participants under the Registant's 1999 Long-Term Incentive Plan, also relates to an aggregate of 920,000 shares previously registered under Form S-8 Registration No. 333-85891.

2) The Proposed Maximum Offering Price Per Share was estimated in part pursuant to Rule 457(h) under the Securities Act. With respect to 957,675 shares which are subject to outstanding options to purchase Common Stock under the 1999 Long-Term Incentive Plan (the "Plan"), the Proposed Maximum Offering Price Per Share was estimated pursuant to Rule 457(h) under which the per share price of options to purchase stock under an employee stock option may be estimated by reference to the exercise price of such options. With respect to 32,325 shares of Common Stock available for future grant under the 1999 Plan, the Proposed Maximum Offering Price Per Share was estimated pursuant to Rule 457(c) whereby the per share price was determined by reference to the average between the high and low price reported in the NASDAQ National Market on September 18, 2000, which average was $19.8125. The number referenced above in the table entitled "Proposed Maximum Offering Price Per Share" represents a weighted average of the foregoing estimates calculated in accordance with Rules 457(h) and 457(c).

ADAC LABORATORIES
REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Registrant with the Securities and Exchange Commission (the "SEC") are incorporated by reference in the Registration Statement:

(a) The Registrant's latest annual report on Form 10-K for the fiscal year ended October 3, 1999 and filed with the SEC on January 3, 2000;

(b) The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended January 2, 2000 and filed with the SEC on February 16, 2000; and

(c) The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2000 and filed with the SEC on May 15, 2000;

(d) The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 2000 and filed with the SEC on August 14, 2000;

(e) The description of Registrant's Common Stock to be offered hereby is contained in the Registrant's Registration Statement on Form 8-A filed with the Commission on November 26, 1980 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The By-Laws of the Registrant provide for the indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of California.

Section 317 of the General Corporation Law of the State of California authorizes indemnification when a person is made a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was so serving at the request of the corporation in such capacity for another corporation, and if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the corporation. With respect to any criminal proceeding, such person must have had no reasonable cause to believe the conduct was unlawful. If it is determined that the conduct of such person meets these standards, such person may be indemnified for expenses incurred and amounts paid in such proceedings if actually and reasonably incurred in connection therewith.

If such a proceeding is brought by or on behalf of the corporation (i.e., a derivative suit), such person may be indemnified against expenses actually and reasonably believed to be in, or not opposed to, the best interests of the corporation. There can be no indemnification with respect to any matter as to which such person is adjudged to be liable to the corporation for negligence or misconduct in the performance of his or her duty; however, a court may, even in such case, allow indemnification of such expenses as the court deems proper. Where such person is successful in any such proceeding, he or she is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases, indemnification is made by the corporation upon determination by it that indemnification of such person is proper because such person has met the applicable standard of conduct.

The Registrant has also entered into indemnification agreements with its directors and certain officers which contractually obligate the Registrant to indemnify such persons to the fullest extent permitted under California law.

The California General Corporation Law permits a California corporation to include in its Articles of Incorporation a provision eliminating or limiting the liability of directors for monetary damages arising from breaches of their fiduciary duty. The only limitations imposed under the statute are that the provisions may not eliminate or limit a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) for the payment of unlawful dividends, stock purchases or redemptions. The Registrant's Articles of Incorporation contain a provision eliminating the liability of the Registrant's directors for breaches of their fiduciary duty, subject to the limitations imposed by statute as described above. The provisions do not limit or otherwise affect the personal liability of a director for violation of Federal Securities Law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1*	ADAC Laboratories 1999 Long-Term Incentive Plan.
4.2	Amendment No. 1 to ADAC Laboratories 1999 Long-Term Incentive Plan.
5.1	Opinion of Wilson, Sonsini, Goodrich & Rosati, P.C.
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Wilson Sonsini Goodrich & Rosati (contained in Exhibit 5.1.).
24.1	Power of Attorney (see Page II-5)

* Incorporated by reference to the exhibit filed with the Registrant's registration statement on Form S-8 (File No. 333-85891) filed with the Securities and Exchange Commission on August 25, 1999.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post- effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filing incorporating subsequent Exchange Act documents by reference

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Request for acceleration of effective date or filing of registration statement on Form S-8

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ADAC LABORATORIES

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, ADAC Laboratories, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Milpitas, California on the date set forth below.

Date: September 22, 2000

ADAC LABORATORIES (Registrant)

By:	/s/ R. Andrew Eckert

R. Andrew Eckert,
Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints R. Andrew Eckert and Neil J. Laird, and each of them, acting individually, as such person's true and lawful attorneys-in-fact and agents, each with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments (including post- effective amendments) to this Registration Statement on Form S-8, and to file same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitutes, may do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacities	Date
/s/ R. Andrew Eckert R. Andrew Eckert	Chairman of the Board of Directors, Chief Executive Officer and Director (Principal Executive Officer	September 22, 2000
/s/ Neil J. Laird Neil J. Laird	Senior Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	September 22, 2000
/s/ Stanley D. Czerwinski Stanley D. Czerwinski	Director	September 22, 2000
/s/ Donald E. Fowler Donald E. Fowler	Director	September 22, 2000
/s/ Dennis R. Raney Dennis R. Raney	Director	September 22, 2000
/s/ F. David Rollo F. David Rollo	Director	September 22, 2000
/s/ Edmund H. Shea, Jr. Edmund H. Shea, Jr.	Director	September 22, 2000

ADAC LABORATORIES
REGISTRATION STATEMENT ON FORM S-8

INDEX TO EXHIBITS

Exhibit Number	Description
4.1*	ADAC Laboratories 1999 Long-Term Incentive Plan.
4.2	Amendment No. 1 to ADAC Laboratories 1999 Long-Term Incentive Plan.
5.1	Opinion of Wilson, Sonsini, Goodrich & Rosati, P.C.
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Wilson Sonsini Goodrich & Rosati (contained in Exhibit 5.1.).
24.1	Power of Attorney (see Page II-5)

* Incorporated by reference to the exhibit filed with the Registrant's registration statement on Form S-8 (File No. 333-85891) filed with the Securities and Exchange Commission on August 25, 1999.